As filed with the Securities and Exchange Commission on March 21, 2022

Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Red River Bancshares, Inc.
(Exact name of registrant as specified in its charter)

Louisiana    72-1412058
(State or other jurisdiction of    (I.R.S. Employer
incorporation or organization)    Identification No.)
1412 Centre Court Drive, Suite 501    71301
Alexandria, LA    (Zip Code)
(Address of Principal Executive Offices)
RED RIVER BANK 401(K) PROFIT SHARING PLAN
(Full title of the plan)
R. Blake Chatelain
President and Chief Executive Officer
Red River Bancshares, Inc.
1412 Centre Court Drive, Suite 501
Alexandria, Louisiana 71301
(Name and address of agent for service)

(318) 561-5028
(Telephone number, including area code, of agent for service)

With copies to:
Kelly C. Simoneaux
Clinton H. Smith
Jones Walker LLP
201 St. Charles Avenue, Suite 5100
New Orleans, LA 70170
(504) 582-8000
(504) 582-8583 (Facsimile)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer    ☐    Accelerated filer    ☐
Non-accelerated filer    ☒    Smaller reporting company    ☒
        Emerging growth company    ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information.*
Item 2. Registrant Information and Employee Plan Annual Information.*
_________________
*The Registrant will send or give to all participants in the 401(k) Plan the document(s) containing the information required by Part I of Form S-8, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act. In accordance with Rule 428 of the Securities Act and the requirements of Part I of Form S-8, such documents are not being filed with the Commission, either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. The Registrant shall maintain a file of such documents in accordance with the provisions of Rule 428(a)(2) of the Securities Act. Upon request, the Registrant shall furnish to the Commission or its staff a copy or copies of all of the documents included in such file.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, the following documents have been filed by the Registrant with the Commission and are incorporated by reference into this Registration Statement and will be deemed to be a part hereof:
(a)The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the Commission on March 18, 2022;
(b)The Registrant’s Current Reports on Form 8-K filed on January 28, 2022, February 4, 2022, and February 24, 2022 (not including any information furnished under Items 2.02, 7.01, or 9.01 of any such Form 8-K);
(c)The Registrant’s Proxy Statement on Schedule 14A filed with the Commission on March 18, 2022;
(d)All other reports filed by the Registrant with the Commission pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) since the end of the fiscal year covered by the Annual Report on Form 10-K referred to in (a) above; and
(e)The description of the Registrant’s Common Stock included in the Registrant’s Form 8-A filed with the Commission on April 30, 2019 pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating, changing, or otherwise modifying such description.
Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall also be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
Not applicable.
Item 6. Indemnification of Directors and Officers.
Sections 1-850 through 1-859 of the Louisiana Business Corporation Act (the “LBCA”), provide, in part, that the Registrant may indemnify each of its current or former directors and officers (each, an “indemnitee”) against liability (including judgments, settlements, penalties, fines, or reasonable expenses) incurred by the indemnitee in a proceeding to which the indemnitee is a party if the indemnitee acted in good faith and reasonably believed either (1) in the case of conduct in an official capacity, that the indemnitee’s conduct was in the best interests of the corporation; or (2) in all other cases, that the indemnitee’s conduct was at least not opposed to the best interests of the corporation, and, with respect to any criminal proceeding, the indemnitee had no reasonable cause to believe his or her conduct was unlawful. Under the LBCA, the Registrant may also advance expenses to the indemnitee provided that the indemnitee delivers (1) a written affirmation of his or her good faith belief that the relevant standard of conduct has been met or that the proceeding involves conduct for which liability has been eliminated; and (2) a written undertaking to repay any funds advanced if (i) the indemnitee is not entitled to mandatory indemnification by virtue of being wholly successful, on the merits or otherwise, in the defense of any such proceeding; and (ii) it is ultimately determined that the indemnitee has not met the relevant standard of conduct. In addition, the Registrant has the power to obtain and maintain insurance with respect to any person who is or was acting on its behalf, regardless of whether it has the legal authority to indemnify, or advance expenses to, the insured person with respect to such liability. In furtherance of this authority, the Registrant maintains directors’ and officers’ liability insurance.

Under the LBCA, a corporation must indemnify any present or former director or officer of a corporation for expenses incurred in connection with the proceeding if such person was wholly successful, on the merits or otherwise, in defense of any proceeding, that he was a party to by virtue of the fact that he or she is or was a director or officer of the corporation. This mandatory indemnification requirement does not limit the Registrant’s right to permissibly indemnify a director or officer with respect to expenses of a partially successful defense of any proceeding.

The Registrant’s articles of incorporation contain indemnification provisions that require it to indemnify its directors and officers from and against any and all expenses, liabilities, or other matters covered by the LBCA, as to action in his or her official capacity while holding office, to the fullest extent permitted by the LBCA. The Registrant’s articles of incorporation provide for mandatory advancement of expenses of directors and officers, so long as it receives (i) a written affirmation from the director or officer of his or her good faith belief that he or she has satisfied the standard of conduct necessary for indemnification under the LBCA; and (ii) an undertaking by or on behalf of the director or officer to repay all amounts advanced in the event that it is ultimately determined by a final decision, order, or decree of a court of competent jurisdiction that the director or officer has not met the required standards of conduct.

The Registrant’s articles of incorporation permit, but do not require, the Registrant to grant rights to indemnification and advancement of expenses to any of its other employees or agents, or to any director, officer, employee, or agent of any of its subsidiaries, to the fullest extent of the provisions of the LBCA. The Registrant’s articles of incorporation do not limit the Registrant’s ability to provide for additional rights to indemnification or advancement of expenses through a resolution of shareholders or directors, an agreement, or otherwise, as long as those rights are consistent with the LBCA.

The foregoing is only a general summary of certain aspects of Louisiana law and the Registrant’s governing documents dealing with indemnification of directors and officers, and does not purport to be complete. It is qualified in its entirety by reference to the Registrant’s articles of incorporation, which are filed as an exhibit to this Registration Statement, and to the relevant provisions of the LBCA.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling the Registrant under any of the foregoing provisions, in the opinion of the Commission, that indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. Finally, the Registrant’s ability to provide indemnification to its directors and officers is limited by federal banking laws and regulations, including, but not limited to, 12 U.S.C. 1828(k).

401(k) Plan
The 401(k) Plan provides that the individuals who administer the 401(k) Plan; the officers, directors, shareholders, employees, and agents of the Registrant; the 401(k) Plan itself; the trustees, fiduciaries, participants, and beneficiaries of the 401(k) Plan, and their respective successors and assigns, are indemnified by the Registrant against any cause of action arising out of or relating to the Registrant’s noncompliance with any of the 401(k) Plan’s terms or requirements; any intentional or negligent act or omission the Registrant commits with regard to the 401(K) Plan; and any omission or provision of incorrect information with regard to the 401(k) Plan that causes the 401(k) Plan to fail to satisfy the requirements of a tax-qualified plan.

Item 7. Exemption from Registration Claimed.
Not applicable.

Item 8. Exhibits.
Unless otherwise indicated below as being incorporated by reference to another filing of the Registrant with the Commission, each of the following exhibits is filed herewith:

4.1
Restated Articles of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-230798) filed with the Commission on April 10, 2019).

4.2	Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 001-38888) filed with the Commission on March 1, 2021).
4.3	Specimen common stock certificate (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-230798) filed with the Commission on April 10, 2019).
4.4	Description of Common Stock (incorporated by reference to Exhibit 4.2 to the Registrant’s Annual Report on Form 10-K (File No. 001-38888) filed with the Commission on March 27, 2020).
5.1	The Common Stock registered hereby to be offered and sold pursuant to the 401(k) Plan will be purchased in open market transactions. No opinion of counsel regarding the securities being registered is required.
23.1*	Consent of Postlethwaite & Netterville.
24.1*	Power of Attorney (included on the signature page of this Registration Statement).
99.1*	Red River Bank 401(k) Profit Sharing Plan.
107	Filing Fee Table
* Filed herewith.

In lieu of the opinion of counsel or determination letter contemplated by Item 601(b)(5) of Regulation S-K with respect to the qualification of the 401(k) Plan, the Registrant hereby undertakes that it will submit the 401(k) Plan and any amendments thereto to the Internal Revenue Service (“IRS”) in a timely manner when required and will make any and all changes required by the IRS in order to qualify the 401(k) Plan under Section 401 of the Internal Revenue Code of 1986, as amended.

Item 9. Undertakings.
(a)The undersigned Registrant hereby undertakes:
1.To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offered range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
(iii)To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
2.That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
3.To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Alexandria, State of Louisiana, on March 21, 2022.
RED RIVER BANCSHARES, INC.
By: /s/ R. Blake Chatelain
R. Blake Chatelain
President and Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby appoints R. Blake Chatelain and Isabel V. Carriere as his or her true and lawful attorneys-in-fact and agent, each with full power of substitution or re-substitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign on such person's behalf, individually and in each capacity stated below, any and all amendments, including post-effective amendments, and exhibits to this Registration Statement on Form S-8, and to sign any and all additional registration statements under the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated on March 21, 2022.

Signature	Title
/s/ R. Blake Chatelain	President and Chief Executive Officer and Director
R. Blake Chatelain	(Principal Executive Officer)
/s/ Isabel V. Carriere	Executive Vice President and Chief Financial Officer
Isabel V. Carriere	(Principal Financial Officer and Principal Accounting Officer)
/s/ Teddy R. Price
Teddy R. Price	Chair of the Board
/s/ John C. Simpson
John C. Simpson	Chair Emeritus of the Board
/s/ M. Scott Ashbrook
M. Scott Ashbrook	Director
/s/ Kirk D. Cooper
Kirk D. Cooper	Director
/s/ Michael D. Crowell
Michael D. Crowell	Director
/s/ Anna Brasher Moreau
Anna Brasher Moreau, DDS, MS	Director

/s/ Robert A. Nichols
Robert A. Nichols	Director
/s/ Willie P. Obey
Willie P. Obey	Director
/s/ Don L. Thompson
Don L. Thompson	Director
/s/ H. Lindsey Torbett
H. Lindsey Torbett	Director

The 401(k) Plan. Pursuant to the requirements of the Securities Act, the trustee (or such other person who administers the 401(k) Plan) has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Alexandria, State of Louisiana, on March 21, 2022.

RED RIVER BANK 401(K) PROFIT
SHARING PLAN

By: /s/ Andrew B. Cutrer
Senior Vice President and Director of
Human Resources, Red River Bank